EXHIBIT 99.1
KATELIA CAPITAL INVESTMENTS LTD
February 14th, 2011
HIGHLY CONFIDENTIAL
Mr. Mark Floyd
Chairman
Tekelec
5200 Paramount Parkway
Morrisville, NC 27560
USA
Copy:  By email in PDF to Mr. Mark Floyd , Mr. Krish Prabhu , Mr. Stuart Kupinsky
     Dear Mr. Floyd:
     We are writing to you on behalf of Katelia Capital Investments Ltd. (KCI), which, as you may be aware, owns 6,133,922 shares (approximately 8,94%) of Tekelec’s outstanding stock. We would respectfully request that you consider nominating Mr. Jean-Yves Courtois to serve as a member of Tekelec’s Board. We would also highly recommend the size of the Tekelec Board of Directors be set at a maximum of eight Directors, which number should include Mr. Jean-Yves Courtois and the CEO that the Company is currently recruiting.
     Representatives of KCI were able to get to know Mr. Jean-Yves Courtois during his tenure as Chairman and CEO of Orolia, a listed company on Nyse Euronext (ALORO), during the past few years and believe that he has an excellent understanding of Tekelec’s challenges. KCI believes that Mr. Jean-Yves Courtois would be a great addition to Tekelec’s Board. Representatives of KCI have recently had discussions with Mr. Jean-Yves Courtois and confirm that Mr. Jean-Yves Courtois would be interested in serving as a member of Tekelec’s Board of Directors. To that end, Mr. Jean-Yves Courtois has signed a consent to serve as a member of the Tekelec Board, a copy of which is attached as Annex A hereto. We have also attached as Annex B a summary of Mr. Jean-Yves Courtois’ background and qualifications.
     If you would like to discuss further, please contact Mr Jean-Yves Courtois directly. He can be reached at +33 6 08 36 81 48 (jyc@orolia.com).
With kind regards
Yours sincerely
For and on behalf of
Katelia Capital Investments Ltd

/s/ Jim Parker	/s/ Annick Ducraux
Jim Parker	Annick Ducraux
Authorised Signatory	Authorised Signatory
Registered Office: Trident Chambers — 146 Road Town — Tortola — British Virgin Islands

ANNEX A
CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
TEKELEC
To Whom It May Concern:
The undersigned hereby consents to being appointed to the Board of Directors of Tekelec and if appointed to the Board to serving as a director of Tekelec.
Dated: February 14th, 2011

/s/ Jean-Yves Courtois
Jean-Yves Courtois

ANNEX B

JEAN-YVES COURTOIS EXPERIENCED BUSINESS LEADER & STRATEGIC THINKER
•	Proven experience in turn-around, management and development of high technology companies dealing with domestic and international businesses, OEMs, and governments

•	Excellent strategy development, M&A, integration, strategic partnering and alliances track record. Thorough understanding of technology and industry drivers / issues in the IT sector.

•	Proven profit & loss, business development, and shareholder value protection/creation credentials

•	Successful team developer/leader, experienced executive and employee mentor across diverse cultures

•	Very strong business ethics and core values

•	Extensive industry contacts at senior executive, and various operations levels (telecom, aerospace and defense OEMs)

•	Very good knowledge of private equity funds, financial markets (Europe), and growth-oriented financial engineering

•	Strong scientific background (PhD), applying out-of-the-box, entrepreneurial approaches

•	Fluent in English (international negotiation level). Effective communications and interpersonal skills.

•	Experienced contract negotiator

•	Secret Security Clearance (France)
EXPERIENCE
CHAIRMAN AND CEO AT OROLIA (NYSE EURONEXT:ALORO)
GPS equipment and systems for critical applications, 300 employees, 80 M$ turnover
OCTOBER 2006 — PRESENT
Creation of the company by spin-off from Temex. IPO on NYSE Alternext. 6 acquisitions in 4 years. Turnover multiplied by 5 in 4 years. Raised 40 M$ of capital and 15 M$ of debt. Orolia is today a highly international SME with employees in France (95), Switzerland (65), USA (60), the UK (60), Sweden (15), Russia (5). We are the n°2 worldwide leader for timing and synchronization and for Search & Rescue beacons. I am directly responsible for Strategy, M&A, Innovation, Board and Investor Relations. Stock price is back at the pre-crisis level. We are currently launching a global restructuring plan in view of improving the company’s ROCE and boosting organic growth to further increase our stock price.
CHAIRMAN AND CEO AT TEMEX
Telecom, Defense and Space electronic components, 1300 employees, 130 M$ turnover
MAY 2003 — DECEMBER 2007
Managed the restructuring and strategic repositioning of the company which suffered badly from the telecom burst of 2001-2002 and a rising low-cost Chinese competition. Changed the management team. Launched an emergency cash generation plan. Reduced headcount. Refocused the diversified businesses around a Time & Frequency core, while going up the value chain towards equipment and systems. Divested four non-core businesses, created a joint-venture in China, acquired two new businesses and created one as a joint venture. After three years of intense restructuring, decided with the shareholders to spin-off the equipment and systems activities which exhibited a solid profitable growth profile (this led to the creation of Orolia), and to restructure (Chapter 11 procedure) and sell the components business. Shareholder value was preserved in the process.
CEO AT THALES MICROSONICS
Wireless Telecom electronic components, 900 employees, 90 M$ turnover
JULY 2001 — MAY 2003
Managed the restructuring and sale of the company which suffered from the mobile telecom burst of 2001-2002. Changed the management team. Reduced headcount. Created a joint venture with BenQ and transferred the ceramic module business in Taiwan. Sold the ultrasonic medical probe business to General Electric. Refocused the core business on professional applications. Sold the business to Temex.

A 240 chemin des basses ribes — 06130 Grasse — France     T +33 608 368 148     E/M jyc@orolia.com.

JEAN-YVES COURTOIS
STRATEGY DIRECTOR OF THALES COMMUNICATION COMPONENTS DIVISION
Electronic components and modules, 3000 employees, 1.5 B$ turnover
APRIL 1999 — JUNE 2001
Strategy and Business Development Director, member of the Executive Committee of Thales’ Communication Component Division, a group of companies specialized in electronic components and modules for the telecom, defense, space, and other industrial market segments. Launched several new businesses which grew from 0 to 10 M€ in two years: high-frequency microwave modules for telecom radiolinks (partnership with Alcatel), Low-Temperature Cofired Ceramics module for mobile phones (partnership with DuPont), low-cost travelling-wave tubes for two-way SatCom terminals. Led several international strategic partnership discussions in the USA, Japan, Taiwan, Germany.
LASER OPTRONICS DEPARTMENT MANAGER AT THALES OPTRONICS
Defense optronics equipment and systems, 1500 employees, 800 M$ turnover
JANUARY 2008 — MARCH 2009
Managed an advanced engineering team, made of subject-matter experts in charge of innovation related to laser technology applied to military optronics. Won a decisive government tender of 4 M$. Advised the company CEO for all strategic issues regarding laser technology, both for the French and UK subsidiaries.
ADVISOR TO THE CHIEF SCIENTIST AT THE FRENCH MINISTRY OF DEFENSE
JANUARY 1995 — DECEMBER 1997
As Chief Armament Officer, performed consulting-like activities on various technological and strategic issues related to the French Defense Technology policy. Strong contribution to the group in charge of redefining the management of advanced military research programs in France. Created various technical intelligence groups. Created a training program for PhD students benefiting from grants by the ministry of defense, in order to secure their professional insertion in the defense industry.
SENIOR RESEARCHER AT INSTITUT D’OPTIQUE AND ECOLE NORMALE SUPERIEURE
JUNE 1993 — DECEMBER 1997
Conducted personal research projects in quantum physics and supervised 3 PhD students. 48 publications, 80 communications, 1 patent.
PROFESSOR IN PHYSICS
SEPTEMBER 1992 — AUGUST 2001
Part-time teaching activities in Physics (Master level) as Assistant Professor (Ecole Nationale Supérieure des Techniques avancées, Universities Paris XI Orsay and Paris VI Jussieu) and Professor (Ecole polytechnique).

A 240 chemin des basses ribes — 06130 Grasse — France     T +33 608 368 148     E/M jyc@orolia.com.

JEAN-YVES COURTOIS
EDUCATION, AWARDS, AND CREDENTIALS
UNIVERSITE PIERRE ET MARIE CURIE PARIS, HABILITATION IN PHYSICS 1997
ECOLE NORMALE SUPERIEURE PARIS ULM, PhD IN PHYSICS 1993
ECOLE POLYTECHNIQUE (FRENCH EQUIVALENT OF M.I.T.), MSc 1989
CREATIVE BOLDNESS AWARD (MOST DYNAMIC LISTED COMPANY OF THE YEAR) 2010
FABRY DE GRAMONT AWARD, FRENCH OPTICAL SOCIETY 1994
PRESIDENT OF RESEAU ENTREPRENDRE COTE D’AZUR (MENTORING OF START-UPS,
NON-PROFIT ORGANIZATION, PART OF A NETWORK OF 3,000 CEO MEMBERS IN FRANCE)
DIRECTOR AT KEENEO (VIDEO ANALYSIS SOFTWARE START-UP)

A 240 chemin des basses ribes — 06130 Grasse — France     T +33 608 368 148     E/M jyc@orolia.com.